Exhibit 10.35
AMENDMENT NO. 1
TO
THE NORTH AMERICAN COAL CORPORATION
VALUE APPRECIATION PLAN FOR YEARS 2006 TO 2015
(AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2008)
     The Compensation Committee of the Board of Directors of The North American Coal Corporation (the “Company”), hereby adopts this Amendment No. 1 to The North American Coal Corporation Value Appreciation Plan for Years 2006 to 2015 (Amended and Restated Effective January 1, 2008) (the “Plan”), effective as of January 1, 2008. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.
Section 1
     Section 6.1 of the Plan is hereby amended by adding the following new provisions to the end thereof:
“Calculations of VAP Target Amounts for each calendar year during the Plan Term shall initially be based on a Participant’s Salary Grade as of January 1st of such year. However, VAP Target Amounts may be changed during or after such year in accordance with Sections 6.2 (c) and 6.3 and under the following circumstances: (i) if a Participant receives a change in Salary Grade, salary midpoint and/or long-term incentive compensation target percentage during a calendar year, such change will be reflected in a pro-rata VAP Target Amount and (ii) employees hired into or promoted to a position eligible to participate in the Plan during the year will, if designated as a Participant by the Committee, be assigned a pro-rated VAP Target Amount based on their length of service during the year. Unless otherwise determined by the Committee, in order to be eligible to receive an Award for a particular calendar year, the Participant must be employed by the Employers and must be a Participant on December 31st of such year; provided that if a Participant dies, becomes Disabled or retires (as defined in Section 6.2(a)) during the year, the Participant shall be entitled to a pro-rata portion of the Award for such year, calculated based on actual performance for the entire Award Term in accordance with Section, based on the number of days the Participant was actually employed by the Employers during the year.”
Section 2
     Sections 6.2(b), 6.2(c) and 6.2(e) of the Plan are each hereby amended in their entirety to read as follows:
     “(b) A Participant shall become entitled to receive payment of the vested portion of his VAP Account on the earliest to occur of the following dates (the “Payment Dates”):
     (i) December 31, 2011;
     (ii) A Change in Control;
     (iii) the date of a Participant’s Separation From Service for death, Disability or retirement (as defined above); or
     (iv) the termination of this Plan pursuant to Section 9, to the extent permitted by Code Section 409A.
     (c) Notwithstanding the foregoing, all payments under this Plan (including payments of vested amounts) must be approved by the Committee before such payment is made. Such Committee approval will be received, and the actual payment will be made, within 90 days of the applicable Payment Date specified in Subsection (b) above; provided, however, that (i) in the event of a Change in Control, the payment of all amounts credited to the Participant’s VAP Account on the date of the Change in Control, plus the pro-rata Target Award for the year of the Change in Control, shall be made within 2 days prior to, or 30 days after, such Change in Control and

(ii) in the event of a payment due to death, Disability or retirement, all amounts credited to the Participant’s VAP Account as of such date (plus interest) shall be paid within 90 days of such date and the Award earned for the Award Year in which the date of death, Disability or Retirement occurs shall be paid during the period from January 1st through April 30th of the calendar year following such date; provided, however, that if the Participant receiving a payment on account of Disability or Retirement is a Key Employee, such payment shall not occur any earlier than the 1st day of the 7th month following a Separation from Service on account of retirement or Disability (with interest continuing to accrue until the last day of the month prior to the actual payment date). The Participant’s Employer shall deliver to the Participant or, if applicable, his designated beneficiaries (or, if none, his estate) a check in full payment of the amount represented by the Participant’s vested interest in his VAP Account. The Employer by which the Participant was last employed prior to the payment date of the Account shall be liable for the payment of such Account to or on behalf of such Participant, but such Employer’s liability shall be limited to its proportionate share of such Account, as hereinafter provided. If the Award(s) that were credited to a Participant’s VAP Account are based on the Participant’s employment with more than one Employer, the liability for such payment shall be shared by all such Employers (by reimbursement to the Employer making such payment(s)) as determined by the Company (taking into consideration the Participant’s service and compensation paid by each such Employer) and as will permit the income tax deduction by each such Employer of its portion of the payments made and to be made hereunder.
     (d) The amounts payable under this Plan shall be calculated based on the value of the VAP Account as of the last day of the month immediately preceding the date of payment.”

2